REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE

Board of Trustees
The Navellier Performance Funds
Reno, Nevada

In planning and performing our audit of the financial statements of Navellier Aggressive Small Cap Equity Portfolio, Navellier Aggressive Growth
Portfolio, Navellier Mid Cap Growth Portfolio, Navellier Aggressive Micro
Cap Portfolio, Navellier Small Cap Value Portfolio, Navellier Large Cap Growth, Navellier Large Cap Value Portfolio and Navellier International Equity Portfolio, each a series of shares of The Navellier Performance Funds, for the year ended December 31, 1999, we considered their internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of the Funds is responsible for establishing and maintaining
an internal control structure.   In fulfilling this responsibility, estimates
 and
judgments by management are required to assess the expected benefits and
related costs of internal control structure policies and procedures.   Two of
 the
objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss
from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may
become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants.   A material weakness is a condition in which the design
or operation of the specific internal control structure elements does not reduce to a relatively low level the risk that errors or irregularities in amounts that
would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal
course of performing their assigned functions.   However, we noted no matters
involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1999.

This report is intended solely for the information and use of management and the Securities and Exchange Commission, and should not be used for any other purpose.

Tait, Weller & Baker


Philadelphia, Pennsylvania
February 18, 2000